Ex - 10.6

                                                                      HALLMARK
                                                                       CAPITAL

                                                      230 Park Avenue Suite 2430
                                                          New York, NY 10169

                                                           Tel: 212-249-9634
                                                           Fax: 212-249-9537

                                                        www.hallmarkcapital.com

September 15, 2005

SheerVision, Inc.
4040 Palos Verdes Drive North Ste. 105
Rolling Hills Estates, CA 90274
Attn: Ms. Suzanne Lewsadder
      Mr. Jeff Lewsadder

Gentlemen:

      We are pleased to set forth the terms of the retention of Hallmark Capital Corp. ("HALLMARK") by SheerVision, Inc. (collectively with its affiliates, "SHEERVISION").

   1. Hallmark shall, on a non-exclusive basis, assist SheerVision with advancing its overall business and strategic objectives. Hallmark hereby agrees to become a strategic and business consultant to SheerVision and to render such advice, consultation, information and services to SheerVision regarding general investor relations, corporate finance, and business development consisting of the following:

      (a) assist SheerVision with strategic planning, including analyzing SheerVision's business and revenue models and capital structure, and identifying strategic partners;

      (b)   advise SheerVision with respect to business and management issues;
            and

      (c) advise and assist SheerVision with formulating, implementing, and executing public relations strategies.

      Hallmark will spend a minimum of fifteen days per quarter on the above services. At no time will Hallmark provide services which would require Hallmark to be registered or licensed with any federal or state regulatory body or self-regulating agency.

   2. In connection with Hallmark's activities on SheerVision's behalf, Hallmark will familiarize itself with the business, operations, properties, financial condition, and prospects of SheerVision. The retention by SheerVision of Hallmark as business advisor as heretofore described shall be, except as otherwise provided herein, for a period of two years from the date hereof, subject to automatic extension for an additional period of one year unless either party hereto shall deliver notice to the contrary to the other in accordance with this Agreement within 60 days of the end of such initial two year term.

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                                                                        HALLMARK
                                                                         CAPITAL

   3. In connection with Hallmark's activities on SheerVision's behalf, SheerVision will cooperate with Hallmark and will furnish Hallmark with all information and data concerning SheerVision (the "INFORMATION") which Hallmark deems appropriate and will provide Hallmark with access to SheerVision's managers, members, officers, directors, employees, independent accountants, legal counsel, consultants, and representatives. SheerVision represents and warrants that all Information made available to Hallmark by SheerVision will, at all times during the period of engagement of Hallmark hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. SheerVision further represents and warrants that any projections provided by it to Hallmark will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. SheerVision acknowledges and agrees that, in rendering its services hereunder, Hallmark will be using and relying on the Information without independent verification thereof by Hallmark or independent appraisal by Hallmark of any of SheerVision's assets. Hallmark does not assume responsibility for any information regarding SheerVision. Any advice rendered by Hallmark pursuant to this Agreement may not be disclosed publicly without Hallmark's prior written consent.

   4. In consideration of its services pursuant to this Agreement, Hallmark shall be entitled to receive, and SheerVision agrees to pay Hallmark, the following compensation:

      (a) warrants to acquire 50,000 shares of common stock of SheerVision. Such warrants shall be exercisable at a price per share equal to $2.70 for a period of five years commencing on the date hereof and shall be on the same terms and conditions, including anti-dilution and registration rights, as the warrants granted by SheerVision to Northeast Securities Corp. ("NESC") in connection with the private offering conducted by SheerVision through NESC which consummated its initial closing on September 13, 2005.

      (b) consulting fee of $25,000 per calendar quarter for eight quarters commencing on September 30, 2005, payable in advance of each quarter, provided, however, (i) that if the revenues in any two consecutive quarters should equal or exceed $1,500,000, such consulting fee shall be increased to $50,000 per quarter retroactive for those two quarters, and (ii) that if the revenues for the calendar year 2006 equal or exceed $6,000,000, Hallmark shall immediately receive a one-time cash payment so as to cause the amount paid thereto hereunder to equal $50,000 per quarter retroactive to the beginning of calendar year 2006.

   5. In addition to the fees described in Paragraph 4 above, SheerVision agrees to promptly reimburse Hallmark for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter. SheerVision agrees that in the event that Hallmark or any employee, agent, or representative of Hallmark shall be requested to travel outside of the continental United States, SheerVision shall prepay for such travel arrangements and such flights shall include "Business Class" seating on recognized and licensed air carriers.

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                                                                        HALLMARK
                                                                         CAPITAL

   6. SheerVision agrees to indemnify Hallmark in accordance with the indemnification provisions (the "INDEMNIFICATION PROVISIONS") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

   7. (a) The parties agree that, until the date which is the second anniversary of the termination of this Agreement, SheerVision shall not, and shall not permit any affiliate to, enter into any business or other relationship with any entity or entities introduced to SheerVision directly or indirectly by Hallmark without the prior written consent of Hallmark. This provision shall survive the termination of this Agreement.

      (b) SheerVision agrees that, subject to applicable law, it shall not publicly disclose the name of Hallmark or issue or permit any third party to issue any press release which includes the name of Hallmark or any employee thereof, or any information relating to the compensation of Hallmark of any employee thereof, without the prior written consent of Hallmark.

   8. Hallmark may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Hallmark up to the date of termination or completion, as the case may be, including the entirety of the compensation referenced in Paragraph 4 hereof;
(ii) the reimbursement of expenses incurred by Hallmark up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

   9. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. SheerVision irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of, or relating to, this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against SheerVision and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that SheerVision has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, SheerVision hereby waives, to the fullest extent permitted by law, such immunity. SheerVision hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) SheerVision is not personally subject to the jurisdiction of any such court, (b) SheerVision is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to SheerVision's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

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                                                                        HALLMARK
                                                                         CAPITAL

   10. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

   11. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

       If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us at the address set forth above.

                                           Very truly yours,

                                           HALLMARK CAPITAL CORP.

                                           By:  /s/ Patricia M. Hall
                                                ------------------------
                                                Patricia M. Hall
                                                Managing Director

Confirmed and Agreed to:
As of 1 day of October, 2005

/s/ Suzanne Lewsadder
----------------------------------------
Suzanne Lewsadder
Chief Executive Officer

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                                                                        HALLMARK
                                                                         CAPITAL

                                     ANNEX A
                           INDEMNIFICATION PROVISIONS

      SheerVision, Inc. ("SHEERVISION") agrees to indemnify and hold harmless Hallmark Capital Corp. ("HALLMARK") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Hallmark is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Hallmark's acting for SheerVision, including, without limitation, any act or omission by Hallmark in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated September 15, 2005, between Hallmark and SheerVision, as it may be amended from time to time (the "AGREEMENT"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of Hallmark. SheerVision also agrees that Hallmark shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to SheerVision for or in connection with the engagement of Hallmark, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Hallmark's willful misconduct.

      These Indemnification Provisions shall be in addition to any liability which SheerVision may otherwise have to Hallmark or the persons indemnified below in this sentence and shall extend to the following: Hallmark, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Hallmark in these Indemnification Provisions shall be understood to include any and all of the foregoing.

      If any action, suit, proceeding, or investigation is commenced, as to which Hallmark proposes to demand indemnification, it shall notify SheerVision with reasonable promptness; provided, however, that any failure by Hallmark to notify SheerVision shall not relieve SheerVision from its obligations hereunder. Hallmark shall have the right to retain counsel of its own choice to represent it, and SheerVision shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with SheerVision and any counsel designated by SheerVision. SheerVision shall be liable for any settlement of any claim against Hallmark made with SheerVision's written consent, which consent shall not be unreasonably withheld. SheerVision shall not, without the prior written consent of Hallmark, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Hallmark of an unconditional release from all liability in respect of such claim.

      In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then SheerVision, on the one hand, and Hallmark, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by SheerVision, on the one hand, and Hallmark, on the other hand, and also the relative fault of SheerVision, on the one hand, and Hallmark on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Hallmark shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Hallmark pursuant to the Agreement.

      Neither termination nor completion of the engagement of Hallmark referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

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